Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Fourth Quarter Results

(Cincinnati; January 26, 2009) — Convergys Corporation (NYSE: CVG)

•	Fourth-quarter 2009 revenue $684 million.

•	Fourth-quarter 2009 EPS $0.33.

•	Strong fourth-quarter 2009 cash flow, including $58 million free cash flow plus an additional $10 million Cell Partnerships cash distribution.

•	Retired $70 million of Senior Notes; $332 million cash balance at year-end.

•

Successfully restructured second of the two large global HR Management contracts to eliminate future implementation obligations and liability for services not yet operational; and both large global contracts have now been restructured.

•	Net charges of $35 million to streamline operations across the business.

•	2010 EPS guidance of $1.05 to $1.20.

Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the fourth quarter of 2009. Revenue was $684 million, earnings were $0.33 per diluted share, and cash flow included $58 million free cash flow plus an additional $10 million cash distribution from the Cell Partnerships in the fourth quarter of 2009. As previously announced, the company successfully restructured one of its two large global HR Management contracts during the third quarter of 2009. During the fourth quarter of 2009, Convergys restructured the second of its two large global HR Management contracts to eliminate future implementation obligations and liability for services not yet operational.

“We have now successfully eliminated the future implementation obligations and risk for services not yet operational in our HR Management business. We also generated strong cash flow and exceeded earnings targets in the fourth quarter,” said David Dougherty, President and CEO of Convergys. “We are taking difficult but necessary actions to further streamline costs and pursue operating improvements. This should result in Customer Management margin expansion, double-digit margins in Information Management, and HR Management profitability this year. We remain focused on what we can control in the current environment, and the actions we are taking should position us for growth.”

Contract Resolution, Restructuring, and Other Charges – Fourth-quarter 2009 pretax income includes net charges of $35 million, reflecting charges of $33 million in operating income and $2 million in other income. The net charges of $33 million in fourth-quarter 2009 operating income include: $21 million severance, $13 million facilities consolidation, $3 million asset impairment, and $4 million net positive impact to income from the large HR Management contract resolution. Fourth-quarter 2009 other income includes a $2 million loss related to the debt-for-debt exchange completed in the fourth quarter of 2009.

For clarity, reconciliation tables of GAAP to non-GAAP results, that exclude HR Management-related, restructuring and other charges in each operating segment, are attached.

Revenue – Fourth-quarter 2009 revenue was $684 million, including $16 million of accelerated recognition of implementation revenue from resolution of the large HR Management contract discussed above, compared with $704 million in the same period last year.

Operating Income (Loss) – Fourth-quarter 2009 operating income was $10 million, compared with a loss of $36 million in the same period last year. Fourth-quarter operating income in 2009 and 2008 include HR Management-related, restructuring and other charges of $33 million and $81 million, respectively.

Income Tax Expense (Benefit) – Fourth-quarter 2009 income tax benefit was $37 million compared with income tax expense of $1 million in the same period last year. The $37 million tax benefit in the fourth quarter of 2009 was due to an adjustment to the full year tax rate to reflect a favorable mix of income by geography, and the impact of prior-period HR Management-related charges.

Net Income (Loss) – Fourth-quarter 2009 net income was $42 million, or $0.33 per diluted share, compared with a net loss of $29 million, or $0.24 per diluted share, in the same period last year.

Cash Flow – Fourth-quarter 2009 cash flow from operating activities and free cash flow were $73 million and $58 million, respectively, compared with $124 million and $95 million in the same period last year. The Cellular Partnerships provided a $10 million cash distribution during the fourth quarter of 2009, which is not included in free cash flow. In the fourth quarter of 2009, Convergys retired $70 million of Convergys senior notes. The cash balance at December 31, 2009, was $332 million.

Full Year 2009 Results – Full year 2009 revenue was $2,827 million, including $122 million of HR Management contract restructure-related accelerated revenue recognition, compared with $2,786 million in 2008. Full year 2009 net loss was reduced to $77 million, or $0.63 per diluted share, compared with a net loss of $93 million, or $0.75 per diluted share, in 2008. Full year 2009 cash flow from operating activities and free cash flow increased to $265 million and $190 million, respectively, compared with $192 million and $100 million in 2008. In 2009, the Cellular Partnerships provided $40 million in cash distributions, which is not included in free cash flow.

Fourth Quarter Operating Segment Performance

Customer Management – Fourth-quarter 2009 Customer Management revenue was $484 million, compared with $527 million in the same period last year. This reflects lower call volumes due to current economic conditions. Solid new business signings in the fourth quarter of 2009 are expected to positively impact revenue beginning in the second quarter of 2010. Fourth-quarter 2009 operating income was $23 million, compared with $28 million in the same period last year. There were restructuring charges of $4 million in the fourth quarter of 2009 and $9 million in the same period last year.

Information Management – Information Management revenue in the fourth quarter of 2009 was $112 million, compared with $114 million in the same period last year. Fourth-quarter 2009 operating loss was $11 million, compared with operating income of $12 million in the same period last year. Fourth-quarter 2009 results include the positive impact of strong software license revenue. There were restructuring and asset impairment charges of $28 million in the fourth quarter of 2009, consisting of $13 million severance, $12 million facilities consolidation, and $3 million asset impairment. There was a restructuring charge of $3 million in the same period last year.

HR Management – Fourth-quarter 2009 HR Management revenue was $88 million compared with $64 million in the same period last year. This increase reflects accelerated recognition of $16 million deferred implementation revenue in the fourth quarter of 2009 discussed above and revenue growth due to services already in operation with a large HR Management client. Fourth quarter 2009 operating income was $8 million, compared with an operating loss of $70 million in the same period last year. Fourth-quarter 2009 results include a net positive impact to operating income of $4 million, consisting of $16 million accelerated recognition of implementation revenues previously received, $10 million costs related to contract resolution reported as cost of providing services and products sold, and $2 million asset impairment. There were impairment and restructuring charges of $70 million in the same period last year.

Business Outlook

For 2010, Convergys expects:

•

Revenue to approximate $2.6 billion. As a reminder, 2009 results include $122 million of implementation revenue related to the two large HR Management contract resolutions. 2010 segment revenue expectations include: Customer Management revenue to approximate $2.0 billion; Information Management revenue of approximately $350 million; and, HR Management revenue of approximately $250 million.

•	Earnings before interest, taxes, depreciation, and amortization (EBITDA) of $330 million to $360 million.

•	Earnings per diluted share of $1.05 to $1.20.

•	Continued strong cash flow, including free cash flow to exceed $150 million plus an additional cash distribution from the Cellular Partnerships to approximate $40 million.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of January 26, 2010. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

Non-GAAP Financial Measures:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Management uses operating income and earnings per share data excluding the implementation-related, asset impairment, and restructuring charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The implementation-related, asset impairment and restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, operating income and diluted earnings per share excluding the charges, and the GAAP measure operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its Fourth Quarter Financial Results webcast presentation at 10:00 A.M., Eastern Standard Time, Tuesday, January 26, 2010. It will feature President and CEO David F. Dougherty and CFO Earl C. Shanks. The webcast presentation will take place live and will then be available for replay via the following link — http://investor.shareholder.com/convergys/eventdetail.cfm?eventid=76521 The replay will be available through February 28, 2010.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 70,000 employees in 83 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East,

and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

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Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Public Relations

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended Dec. 31,		%	For the Twelve Months Ended Dec. 31,		%
(In millions except per share amounts)	2009	2008	Change	2009	2008	Change

Revenues	$684.4	$703.7	(3)	$2,827.2	$2,785.8	1

Costs and Expenses:
Cost of Providing Services and Products Sold	418.4	451.2	(7)	1,925.8	1,892.9	2
Selling, General and Administrative	170.4	153.6	11	648.8	593.8	9
Research and Development Costs	16.0	17.5	(9)	74.2	54.9	35
Depreciation	28.1	32.0	(12)	118.9	119.0	(0)
Amortization	2.5	3.6	(31)	11.7	13.5	(13)
Restructuring Charges	34.2	20.3	68	47.0	34.4	37
Asset Impairment	5.0	61.1	(92)	113.6	268.6	(58)

Total Costs and Expenses	674.6	739.3	(9)	2,940.0	2,977.1	(1)

Operating Income (Loss)	9.8	(35.6)	NM	(112.8)	(191.3)	(41)

Equity in Earnings of Cellular Partnerships	9.3	9.9	(6)	41.0	35.7	15
Other Income (Loss), net	(6.5)	6.6	NM	(16.9)	14.3	NM
Interest Expense	(7.8)	(9.3)	(16)	(28.9)	(22.6)	28

Income (Loss) Before Income Taxes	4.8	(28.4)	NM	(117.6)	(163.9)	(28)

Income Tax Expense (Benefit)	(36.8)	0.9	NM	(40.3)	(71.0)	(43)

Net Income (Loss)	$41.6	$(29.3)	NM	$(77.3)	$(92.9)	(17)

Income (Loss) Per Common Share
Basic	$0.34	$(0.24)	NM	$(0.63)	$(0.75)	(16)

Diluted	$0.33	$(0.24)	NM	$(0.63)	$(0.75)	(16)

Weighted Average Common Shares Outstanding
Basic	123.1	122.1		122.8	123.5
Diluted	125.3	122.1		122.8	123.5

Market Price Per Share
High	$11.97	$14.93		$11.97	$16.99
Low	$9.35	$4.02		$5.49	$4.02
Close	$10.75	$6.41		$10.75	$6.41

Convergys Corporation

Consolidated Balance Sheets

(In millions)	(Unaudited) Dec. 31, 2009	Dec. 31, 2008

Assets

Cash and Cash Equivalents	$331.7	$240.0
Receivables - Net	433.1	523.8
Other Current Assets	196.3	214.2
Property and Equipment - Net	367.7	420.9
Other Assets	1,284.8	1,442.5

Total Assets	$2,613.6	$2,841.4

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$5.2	$259.5
Other Current Liabilities	483.9	538.7
Other Liabilities	453.7	486.7
Long-Term Debt	464.4	406.4
Common Shareholders’ Equity	1,206.4	1,150.1

Total Liabilities and Shareholders’ Equity	$2,613.6	$2,841.4

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Dec. 31,				For the Twelve Months Ended Dec. 31,
(In millions)	2009		2008		2009		2008

Cash provided by operating activities	$73.0		$124.0		$264.7		$192.3

Cash used in investing activities	(4.7	)(a)	(26.1	)(a)	(38.0	)(b)	(365.1	)(b)

Cash (provided) used in financing activities	(72.9)		5.8		(135.0)		292.5

Net increase (decrease) in cash	$(4.6)		$103.7		$91.7		$119.7

(a)	Includes $15.1 and $28.2 of capital expenditures, net, for the three months ended Dec. 31, 2009 and 2008, respectively.
(b)	Includes $74.9 and $92.1 of capital expenditures, net, for the twelve months ended Dec. 31, 2009 and 2008, respectively.

Convergys Corporation

Segment Revenues and Operating Income (Loss)

(Unaudited)

(In millions)	For the Three Months Ended Dec. 31,		%	For the Twelve Months Ended Dec. 31,		%
	2009	2008	Change	2009	2008	Change

Revenues:
Customer Management	$483.6	$526.6	(8)	$1,986.7	$1,954.8	2
Information Management	112.4	113.6	(1)	434.3	571.5	(24)
HR Management	88.4	63.5	39	406.2	259.5	57

Total	$684.4	$703.7	(3)	$2,827.2	$2,785.8	1

Operating Income (Loss):
Customer Management	$23.2	$28.0	(17)	$133.9	$92.6	45
Information Management	(10.9)	11.6	NM	21.9	96.4	(77)
HR Management	7.7	(69.9)	NM	(246.1)	(358.8)	(31)
Corporate and Other	(10.2)	(5.3)	92	(22.5)	(21.5)	5

Total	$9.8	$(35.6)	NM	$(112.8)	$(191.3)	(41)

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
(In millions)	2009	2008	2009	2008

Cash provided by operating activities	$73.0	$124.0	$264.7	$192.3

Capital expenditures, net	(15.1)	(28.2)	(74.9)	(92.1)

Free cash flow (a non-GAAP measure)	$57.9	$95.8	$189.8	$100.2

Free cash flow – Management uses free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repay the Company’s debt obligations and to repurchase the Company’s common shares. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Reconciliation of GAAP EPS to non-GAAP EPS

(In Millions Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Operating income (loss) as reported under U.S. GAAP	$9.8	$(35.6)	$(112.8)	$(191.3)

HR Management-related implementation revenue	16.0	—	122.3	—
HR Management-related implementation, settlement and impairment charges	(11.9)	(61.1)	(366.1)	(334.0)
Information Management-related Impairment charges	(3.1)	—	(3.1)	—
Restructuring charges	(34.2)	(20.3)	(47.0)	(34.4)

Total net charges	(33.2)	(81.4)	(293.9)	(368.4)

Adjusted operating income (a non-GAAP measure)	$43.0	$45.8	$181.1	$177.1

Income (loss) before tax as reported under U.S. GAAP	$4.8	$(28.4)	$(117.6)	$(163.9)

Debt-for-debt exchange related loss	(2.3)	—	(2.3)	—
Total charges included in Operating Income	(33.2)	(81.4)	(293.9)	(368.4)

Total net charges	(35.5)	(81.4)	(296.2)	(368.4)

Adjusted income before tax (a non-GAAP measure)	$40.3	$53.0	$178.6	$204.5

Income tax expense (benefit) as reported under U.S. GAAP	$(36.8)	$0.9	$(40.3)	$(71.0)

Tax impact of net charges from above	(9.5)	(16.0)	(73.9)	(108.0)
Current period impact of charges taken earlier in the year	(24.6)	9.0	—	—

Total tax impact	(34.1)	(7.0)	(73.9)	(108.0)

Adjusted Income tax expense (benefit) (a non-GAAP measure)	$(2.7)	$7.9	$33.6	$37.0

Net Income (Loss) as reported under U.S. GAAP	$41.6	$(29.3)	$(77.3)	$(92.9)

Total net charges, net of taxes	(1.4)	(74.4)	(222.3)	(260.4)

Adjusted net income (a non-GAAP measure)	$43.0	$45.1	$145.0	$167.5

Diluted EPS as reported under U.S. GAAP	$0.33	$(0.24)	$(0.63)	$(0.75)

Impact of the total net charges	(0.01)	(0.60)	(1.79)	(2.08)

Diluted EPS (a non-GAAP measure)	$0.34	$0.36	$1.16	$1.33

Fourth quarter 2009 results include total net charges of $35.5, reflecting net charges of $33.2 in operating income and $2.3 loss in other income. The $33.2 of net charges included in operating income consists of $4.1 net positive impact resulting from the resolution of a large HR Management contract, $34.2 of restructuring charges to streamline operations across the businesses and $3.1 of asset impairment charges at Information Management. Fourth quarter of 2009 other income includes $2.3 loss related to the $125 principal amount of debt-for-debt exchange completed in the fourth quarter of 2009. Fourth quarter ended December 31, 2008 results include a total charge of $81.4 which consists of $61.1 of goodwill impairment related to HR Management and $20.3 of restructuring charges primarily for reductions in headcount.

Twelve months ended December 31, 2009 results include total net charges of $296.2 reflecting net charges of $293.9 in operating income and $2.3 loss in other income related to the $125 principal amount of debt-for-debt exchange completed in the fourth quarter of 2009. The $293.9 of net charges included in operating income consists of (a) $122.3 recorded as revenue representing implementation revenues previously received (b) $255.6 recorded within the cost of providing services and products sold caption representing expensing of implementation and settlement costs related to two HR Management contracts (c) $113.6 for impairment of certain long-lived assets and (d) $47.0 for restructuring costs largely for reductions in headcount. Twelve months ended December 31, 2008 results include a total net charge of $368.4 which consists of (a) $65.4 recorded within the cost of providing services and products sold caption, related to excess implementation costs that were expensed rather than capitalized in accordance with the Company’s accounting policy (b) $268.6 for impairment of certain long-lived assets including goodwill related to HR Management and (c) restructuring charges of $34.4 primarily for reductions in headcount.

The Company uses operating income and earnings per share data excluding these implementation-related, settlement, asset impairment and restructuring charges to assess the operational performance of the business for the year and to have a basis to compare results to prior and future periods. These implementation-related, settlement, asset impairment and restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income and diluted earnings per share excluding the charges, and the GAAP measures, operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond described above.

2008 non-GAAP amounts have been reclassified to reflect 2009 presentation.

Convergys Corporation

Reconciliation of HR Management GAAP Operating Income (Loss) to non-GAAP Operating Income (Loss)

(In Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Operating Income (Loss) as reported under U.S. GAAP	$7.7	$(69.9)	$(246.1)	$(358.8)

HR Management-related implementation revenue	16.0	—	122.3	—
HR Management-related settlement, implementation and impairment charges	(11.9)	(61.1)	(366.1)	(334.0)
Restructuring charges	—	(8.7)	(3.7)	(10.5)

Total net charges	4.1	(69.8)	(247.5)	(344.5)

Adjusted operating income (loss) (a non-GAAP measure)	$3.6	$(0.1)	$1.4	$(14.3)

Fourth quarter of 2009 results include a $4.1 net positive impact to operating income consisting of $16.0 of accelerated recognition of implementation revenues previously received and deferred, $10.0 of costs related to contract resolution reported as cost of providing services and products sold and $1.9 of asset impairment. Fourth quarter of 2008 results include $61.1 for impairment of goodwill related to HR Management and restructuring charges of $8.7 primarily for reductions in headcount.

Twelve months ended December 31, 2009 results include total net charges of $247.5 which consists of (a) $122.3 recorded as revenue representing implementation revenues previously received and deferred (b) $255.6 recorded within the cost of providing services and products sold caption representing expensing of implementation and settlement costs related to two HR Management contracts (c) $110.5 for impairment of certain long-lived assets and (d) $3.7 for restructuring costs largely for reductions in headcount. Twelve months ended December 31, 2008 results include a total charge of $344.5 which consists of (a) $65.4 recorded within the cost of providing services and products sold caption, related to excess implementation costs that were expensed rather than capitalized in accordance with the Company’s accounting policy (b) $268.6 for impairment of certain long-lived assets including goodwill related to HR Management and (c) restructuring charges of $10.5 primarily for reductions in headcount.

The Company uses HR Management operating income excluding implementation-related, settlement, asset impairment and restructuring charges to assess the operational performance of the business for the year and to have a basis to compare results to prior and future periods. These implementation-related, settlement, asset impairment and restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measure, operating income excluding the charges, and the GAAP measure, operating income, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond those described above.

Convergys Corporation

Reconciliation of Customer Management GAAP Operating Income to non-GAAP Operating Income

(In Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Operating Income as reported under U.S. GAAP	$23.2	$28.0	$133.9	$92.6

Restructuring charges	(4.4)	(8.6)	(7.9)	(14.0)

Adjusted operating income (a non-GAAP measure)	$27.6	$36.6	$141.8	$106.6

Fourth quarter 2009 and 2008 results include $4.4 and $8.6, respectively, of restructuring charges primarily for reductions in headcount. Twelve months ended December 31, 2009 and 2008, results include $7.9 and $14.0, respectively, of restructuring charges primarily for reductions in headcount.

The Company uses Customer Management operating income excluding the restructuring charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measure, operating income excluding the charges, and the GAAP measure, operating income, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond those described above.

Convergys Corporation

Reconciliation of Information Management GAAP Operating Income (Loss) to non-GAAP Operating Income

(In Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Operating Income (Loss) as reported under U.S. GAAP	$(10.9)	$11.6	$21.9	$96.4

Asset Impairment	(3.1)	—	(3.1)	—
Restructuring charges	(24.8)	(2.8)	(30.4)	(9.7)

Total net charges	(27.9)	(2.8)	(33.5)	(9.7)

Adjusted operating income (a non-GAAP measure)	$17.0	$14.4	$55.4	$106.1

Fourth quarter 2009 results include total charges of $27.9 related to Information Management including (a) $3.1 for impairment of certain long-lived assets and (b) $24.8 for restructuring charges related to both consolidating facilities and reductions in headcount. For the quarter ended December 31, 2008, the Company recorded $2.8 for restructuring charges primarily for reductions in headcount.

Twelve months ended December 31, 2009 results include total net charges of $33.5 including (a) $3.1 for impairment of certain long-lived assets and (b) $30.4 for restructuring charges related to both consolidating facilities and reductions in headcount. Twelve months ended December 31, 2008 results include total charges of $9.7 for restructuring costs primarily for reductions in headcount.

The Company uses Information Management operating income excluding the impairment and restructuring charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The impairment and restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measure, operating income excluding the charges, and the GAAP measure, operating income, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond those described above.